Exhibit 99.1

Barnes & Noble Reports Record NOOK® Sales

Announces Decision to Explore Separation of Large and Rapidly Growing NOOK Digital Business

Retail Business Grows During the Holidays

NEW YORK--(BUSINESS WIRE)--January 5, 2012--Barnes & Noble, Inc. (NYSE: BKS), the leading retailer of content, digital media and educational products, today reported record holiday sales for its NOOK business, including devices and digital content. During the nine-week holiday period ending December 31, 2011, NOOK unit sales, including NOOK Simple Touch™, NOOK Color™ and the new NOOK Tablet™, increased 70% over the same period last year. Sales of NOOK Tablet exceeded expectations, while sales of NOOK Simple Touch lagged expectations, indicating a stronger customer preference for color devices.

Digital content sales also grew briskly during the same nine-week period, increasing 113% on a comparable basis. Content sales are defined to include digital books, digital newsstand, and the rapidly growing apps business.

The entire line of NOOK products have been acclaimed widely as the best in the marketplace, and validate the Company’s first-class digital organization. While the Company has invested heavily in developing its new platform, including recruiting world-class talent and increasing its advertising and marketing spend, its customer Life-Time-Value (LTV) models continue to indicate these up-front investments will create significant value.

The Company expects fiscal 2012 digital content sales to be approximately $450 million. By fiscal 2012 year-end, based upon forecasted device sales, the Company expects annualized U.S. digital content sales will achieve a run-rate of approximately $700-$750 million.

Due to the increased significance of the NOOK business platform, the Company is evaluating its reporting segments. The evaluation is expected to be complete by the end of this fiscal year, which may result in reporting NOOK as a separate operating segment.

STRATEGIC EXPLORATION OF NOOK DIGITAL BUSINESS

In order to capitalize on the rapid growth of the NOOK digital business, and its favorable leadership position in the expanding market for digital content, the Company has decided to pursue strategic exploratory work to separate the NOOK business.

“We see substantial value in what we’ve built with our NOOK business in only two years, and we believe it’s the right time to investigate our options to unlock that value,” said William Lynch, Chief Executive Officer of Barnes & Noble. “In NOOK, we’ve established one of the world’s best retail platforms for the sale of digital copyright content. We have a large and growing installed base of millions of satisfied customers buying digital content from us, and we have a NOOK business that’s growing rapidly year-over-year and should be approximately $1.5 billion in comparable sales this fiscal year. Between continued projected growth in the U.S., and the opportunity for NOOK internationally in the next 12 months, we expect the business to continue to scale rapidly for the foreseeable future.”

The Company also said that it is in discussions with strategic partners including publishers, retailers, and technology companies in international markets that may lead to expansion of the NOOK business abroad.

There can be no assurance that the review of a potential separation of the NOOK digital business will result in a separation. There is no timetable for the review, and the Company does not intend to comment further regarding the review, unless and until a decision is made.

RETAIL HOLIDAY SALES RESULTS

During the nine-week holiday period, Barnes & Noble store (or “Retail”) sales increased 2.5% over the prior year period to $1.2 billion. Comparable store sales increased 3.4%, on top of a 9.7% increase last year. Retail core comparable store sales, defined as the sales of non-digital merchandise, increased 4.5% over last year.

Book sales were strong overall, fueled by strength across multiple categories. Juvenile titles were exceptionally strong, led by The Hunger Games, Cabin Fever (Diary of a Wimpy Kid Series #6), Inheritance, and The LEGO Ideas Book. In addition, there was significant crossover between physical and digital book sales, including big movie books like The Help, The Girl With the Dragon Tattoo and War Horse among the holiday hits. Physical book sales on a comparable basis increased by 4% at Barnes & Noble stores, exhibiting growth for the first time in five years.

The Company’s continued emphasis on Toys & Games led to 30% growth in that area, on top of a 48% increase last year. Top sellers included LEGO building sets, Harry Potter collectibles and games, Angry Birds games and electronic learning tablets such as LeapFrog® LeapPad™ Explorer and Vtech Innotab Tablet.

Barnes & Noble continues to benefit from a consolidating physical book market. The Company benefited from the closure of Borders stores during the holiday season and now expects the sales lift to be in a range of $200 million to $230 million in fiscal 2012. The Company reinvested the Borders upside in its digital business.

BN.COM/NOOK HOLIDAY SALES RESULTS

BN.com sales increased 43% over the prior year period to $327 million, with comparable sales increasing 52%, on top of a 78% increase a year ago. This increase was driven by continued growth of the NOOK business, offset by a decline in online physical product sales.

The consolidated NOOK business across all of the Company’s segments, including sales of digital content, device hardware and related accessories, increased 43% during the holiday period to $448 million, on a comparable sales basis. A substantial portion of the 70% year-over-year NOOK unit increase was driven by sell-through at third-party retailers as the Company expanded NOOK distribution. This growth in sales with customers at retailers outside of Barnes & Noble stores is indicative of the increasing awareness of the NOOK brand and demand for the product from customers new to Barnes & Noble.

BN.com and NOOK comparable sales reflect the actual selling price for eBooks sold under the agency model rather than solely the commission received. Additionally, it includes all deferred eReader device revenues, and includes device sales to channel partners on a “sell-in” basis net of estimated returns.

UPDATED GUIDANCE

The Company now expects full fiscal year 2012 consolidated sales between $7.0 billion and $7.2 billion. Comparable sales at Barnes & Noble stores are expected to increase 1%, Barnes & Noble College sales are expected to be flat, and sales are expected to increase 40% to 50% at BN.com.

The Company now expects full year earnings before interest, taxes, depreciation and amortization (EBITDA) to be in a range of $150 to $180 million. The change in guidance is due primarily to a shortfall in the expected sales of NOOK Simple Touch, as well as additional investments in growing the NOOK business, such as advertising to support new products and international expansion in the back half of the year. The Company now expects full year losses per share to be in a range of $1.40 to $1.10.

Although Barnes & Noble was the first to the market with a revolutionary color eReader and has since introduced NOOK Tablet, which has exceeded expectations, the Company over-anticipated the growth in consumer demand for single purpose black-and-white reading devices this holiday. Nevertheless, NOOK Simple Touch saw strong sales this holiday, remains the highest rated eReader in the market, and the Company plans to continue to market this successful product for years to come.

Barnes & Noble, Inc. will report third quarter earnings results on or about February 21, 2012.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble's products, low growth or declining sales and net income due to various factors, risk that international expansion will not be successfully achieved or may be achieved later than expected, possible disruptions in Barnes & Noble's computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that the expected sales lift from Borders’ store closures is not achieved in whole or part, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble's online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble's strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the potential adverse impact on the business resulting from the review of a potential separation of the digital business, the possibility that no digital business separation transaction may occur or the form or nature of any related transaction, the impact on the retail business of any separation of the digital business, the costs and disruptions arising out of a separation of the digital business, the risk that Barnes & Noble may not recoup its investments in the digital business as part of any separation of the digital business and other factors which may be outside of Barnes & Noble's control, including those factors discussed in detail in Item 1A, "Risk Factors," in Barnes & Noble's Annual Report on Form 10-K and Form 10-K/A, and in Barnes & Noble's other filings made hereafter from time to time with the SEC. Our forward looking statements relating to international expansion are also subject to the following risks, among others that may affect the introduction, success and timing of the NOOK e-reader and content in countries outside the United States: we may not be successful in reaching agreements with international companies, the terms of agreements that we reach may not be advantageous to us, our NOOK device may require technological changes to comply with applicable laws, and marketplace acceptance and other companies have already entered the marketplace with products that have achieved some customer acceptance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase securities.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller and a Fortune 500 company, operates 703 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 637 college bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble conducts its online business through BN.com (www.bn.com), one of the Web's largest e-commerce sites, which also features more than two million titles in its NOOK Bookstore™ (www.bn.com/ebooks). Through Barnes & Noble’s NOOK™ eReading product offering, customers can buy and read digital books and content on the widest range of platforms, including NOOK devices, partner company products, and the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

NOOK®, NOOK Tablet™, NOOK Simple Touch ™, NOOK 1st Edition™, NOOK 1st Edition Wi-Fi™, NOOK Color™, Reader’s Tablet™, PagePerfect™, Best-Text™, Fast Page™, NOOK Books™, NOOK Store™, NOOK Bookstore™, NOOK Newsstand™, NOOK Magazines™, VividView™, ArticleView™, NOOK Newspapers™, NOOK Comics™, NOOK Cloud™, NOOK Apps™, FREE NOOK Reading Apps™, PubIt!™, NOOK Discover™, NOOK Kids™, Read and Play™, Read to Me™, Read and Record™, NOOK Digital Shop™, Read In Store™, More In Store™, NOOK Friends™, LendMe®, NOOK Library™, NOOK Boutiques™, The Barnes & Noble Promise™, NOOK Books en español™, NOOK Study™, Free Friday™, Lifetime Library™ and Read What You Love. Anywhere You Like™ are trademarks of Barnes & Noble, Inc. Other trademarks referenced in this release are the property of their respective owners.

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CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, (212) 633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Allen W. Lindstrom, (212) 633-3340
Interim Chief Financial Officer
alindstrom@bn.com
or
Andy Milevoj, (212) 633-3489
Director of Investor Relations
amilevoj@bn.com